Exhibit 10.55
AMERICAN ECOLOGY CORPORATION
2008 Executive Management Incentive Bonus Plan
1.	Purpose of the Plan

The purpose of the American Ecology Corporation 2008 Executive Management Bonus Plan is to provide certain of its key senior management employees, for the 2008 fiscal year, with incentive compensation consistent with the interests of Company’s stockholders.

2.	Eligibility

Eligibility in the Plan is limited to Board approved and designated senior management employees of American Ecology and its subsidiaries (the “Company”). For purposes of the Plan, the Compensation Committee of the Company’s Board of Directors is the Plan Administrator.

A listing of employees approved by the Board of Directors (“Participants”) with their respective Initial Base Percentage (“IBP”) and Excess Percentage (“EP”) shall be maintained and administered by the Chief Financial Officer (“CFO”) under the direction of the Plan Administrator and is attached as Exhibit A. Participation in the Plan supersedes any prior agreements relating to the subject matter hereof, either written or verbal.

To be eligible for the incentive award (a “Bonus Award”) under the Plan, a Participant must have been employed on a full-time basis by the Company for the entire 12 months of 2008 (the “Performance Period”) and must be employed on the last day of the Performance Period and at the date of any such payment. Plan Participants whose employment with the Company has been terminated, for any reason whatsoever, prior to the payment of any Bonus Award, shall not be eligible to receive any payment hereunder.

3.	Participant Groups

The Plan provides for four Participant categories in 2008.
a.	President and Chief Executive Officer - Fifty percent (50%) of the bonus shall be based on the Company achieving operating income objectives, taking into account the cost of such bonuses. Up to an additional fifty percent (50%) shall be awarded, with the approval of the Board of Directors, for achieving annual priorities, updating and implementing Company initiatives and out year strategic plans, and implementing processes to ensure tracking and achievement of Board-adopted objectives.

b.	Corporate Officers - This category includes four Corporate Vice Presidents and their bonuses shall be based on the following criteria:
i.	Vice President and Chief Financial Officer. Fifty percent (50%) of the bonus shall be based on the Company achieving operating income objectives, taking into account the cost of such bonuses. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO, for compliance with federal securities regulations including financial reporting requirements and compliance and internal control requirements, investor relations, business development and financing initiatives, development of out year capital structure and finance plans, team work, and other evaluative factors.

ii.	Vice President of Operations. Fifty percent (50%) of the bonus shall be based on the Company achieving operating income objectives, taking into account the cost of such bonuses. Up to an additional fifty percent (50%) shall be awarded at the discretion of the CEO for management of site efforts to achieve annual priorities, management of Company resources and completion of approved capital projects within budget and on schedule, effective management of health and safety programs, transportations arrangements, teamwork, and development of out year plans for operating facility permit expansions and investments in operating facility plant and equipment.

iii.	Vice President & Chief Information Officer. Fifty percent (50%) of the bonus shall be based on the Company achieving operating income objectives, taking into account the cost of such bonuses. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO, for achieving priorities for support on potential acquisitions, new information systems development and implementation, servicing ongoing Information Technology needs, developing out year information system and technology plans to support strategic plans, teamwork, support for the Company’s operating facilities and other evaluative factors.

iv.	Vice President and Controller. Fifty percent (50%) of the bonus shall be based on the Company achieving operating income objectives, taking into account the cost of such bonuses. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CFO, for compliance with federal securities regulations including financial reporting requirements and compliance, internal control requirements, financing initiatives, acquisition integration, team work, and other evaluative factors.
c.	Corporate Officer — Vice President of Sales and Marketing — Fifty percent (50%) of the bonus shall be based on the Company achieving operating income objectives, taking into account the cost of such bonuses. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO, for driving the overall sales and marketing effort to meet established territory targets, protecting existing business, team work, market development planning for out year growth, and other evaluative factors.

d.	Operating Facility Management - This category includes three operating facility General Managers. Twenty-five percent (25%) of the bonus shall be based upon achievement of Company operating income objectives, taking into account the cost of such bonuses and twenty-five percent (25%) shall be based on Site operating income. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO, with input from the Vice President of Operations, based on achieving established annual priorities, regulatory compliance, health and safety program effectiveness, effective use of Company resources, completion of approved capital projects within budget and on schedule, development of recommendations for out year permit expansions and investments in operating facility plant and equipment, team work, and other evaluative factors.
4.	Bonus Awards
A)	Cash award at target performance
i.	President and Chief Executive Officer: Seventy-five percent (75%) of Participant’s base salary

ii.	Corporate Officers: Thirty-five percent (35%) of Participants’ base salary for the Vice President and Chief Financial Officer, Vice President of Operations, Vice President and Chief Information Office, and Vice President and Controller.

iii.	Corporate Officer — Vice President of Sales and Marketing: Twenty-five percent (25%) of Participant’s base salary.

iv.	Operating Facility Management: Thirty-five percent (35%) of Participants’ base salary.
Ten percent (10%) growth in operating income over actual 2007 results will serve as the target performance goal.
B)	Additional cash award:

i.	In the event the Company exceeds the target performance goal, the President and Chief Executive Officer will be eligible for an additional bonus payment calculated by multiplying his base salary by 2.5% for every 1% increase over the target performance goal.

ii.	In the event the Company exceeds the target performance goal, the Vice President and Chief Financial Officer, Vice President of Operations, Vice President and Chief Information Office, Vice President and Controller, Vice President of Sales and Marketing and the three Operating Facility General Managers will be eligible for an additional bonus payment calculated by multiplying their respective salaries by 1% for every 1% increase over the target performance goal.
Any and all Bonus Awards shall be based on the availability of the Company’s final audited financial statements for the Performance Period, prepared in accordance with generally accepted accounting principles. For purposes of the Plan, “Operating Income” is defined as Gross Profit less Selling, General and Administrative Expenses after any accrual for Bonus Awards.
The Company shall pay Bonus Awards, if any, to Plan Participants upon certification by the Company’s Chief Executive Officer and/or Chief Financial Officer that such payments are authorized by the Plan Administrator and all applicable criteria contained herein have been met. All Bonus Award payments shall be made within a reasonable time after approval and availability of the Company’s final audited financial statements for the Performance period.
5.	Procedure

The Plan Administrator shall have full power, discretion and authority to administer and interpret the Plan, including the calculation and verification of all Bonus Awards, and to establish rules and procedures for its administration, as the Plan Administrator deems necessary and appropriate. Any interpretation of the plan or other act of the Plan Administrator in administering the Plan shall be final and binding on all Plan Participants. No member of the Plan Administrator or the Board of Directors shall be liable for any action, interpretation, or construction made in good faith with respect to the Plan. No member of the Plan Administrator shall participate in the Plan. The Company shall indemnify, to the fullest extent permitted by law, each member of the Board who becomes liable in any civil action or proceeding with respect to decisions made relating to the Plan. The President and Chief Executive Officer shall provide the Plan Administrator with a year-end report of Participants in the Plan and their respective annual salaries and recommendations for evaluative factor Bonus Awards for all participants other than himself, along with any other information that the Plan Administrator may request. The Plan Administrator shall determine any evaluative factor Bonus Award for the President and Chief Executive Officer.

A Plan Participant may be removed from the Plan, with no right to any Bonus Award under the Plan, if it is determined in the discretion of the Plan Administrator that any of the following have occurred:
i.	Insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company during the performance year or prior to payment.

ii.	Disability. Should a Participant not be actively at work for an extended period of time due to an illness or injury, in such a way as to qualify for long-term disability benefits, he/she may not receive a bonus.

iii.	Demotion. If a Plan Participant is removed from the Participant group that made him or her eligible to Participant under the Plan at any time during the Performance Period, then such employee shall be deemed to be ineligible for participation in the Plan and shall not receive any Bonus Award under the Plan.
6.	Miscellaneous Provisions.

a)	Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Company on a full-time, part-time or other basis or alter their at-will employment status. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Plan Administrator under the terms of the Plan.

b)	Plan Administrator’s Final Decision. Any interpretation of the Plan and any decision on any matter pertaining to the Plan that is made by the Plan Administrator in its discretion in good faith shall be binding on all persons.

c)	Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

d)	Interests Not Transferable. Any interest of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution. Notwithstanding the foregoing, if a Plan Participant dies during the Performance Period, or prior to payment of the Bonus Award, then a pro rata portion of the Bonus Award earned by such deceased Participant shall be paid to the deceased Participant’s beneficiary, as designated in writing by such Participant; provided however, that if the deceased Participant has not designated a beneficiary then such amount shall be payable to the deceased Participant’s estate.

e)	Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

f)	Withholding. The Company will withhold from any amounts payable under the Plan applicable withholding including federal, state, city and local taxes, FICA and Medicare as shall be legally required. Additionally, the Company will withhold from any amounts payable under the Plan, the applicable contribution for the Participant’s 401(k) Savings and Retirement Plan as defined in the 401(K) Plan description protected under ERISA.

g)	Effect on Other Plans or Agreements. Payments or benefits provided to a Plan Participant under any stock, deferred compensation, savings, retirements or other employee benefit plan are governed solely by the terms of each of such plans.
Effective Date
This Plan is effective as of January 1, 2008.

AMERICAN ECOLOGY CORPORATION
2008 Executive Management Incentive Bonus Plan
ELIGIBLE PARTICIPANTS
President and Chief Executive Officer:
     Stephen A. Romano — IBP — 75%, EP — 2.5%
Corporate Officers:
Jeffrey R. Feeler — Vice President and CFO — IBP — 35%, EP — 1%
Simon G. Bell — Vice President, Hazardous Waste Operations — IBP — 35%, EP — 1%
John M. Cooper — Vice President and Chief Information Officer — IBP — 35%, EP — 1%
Eric L. Gerratt — Vice President and Controller — IBP 35%, EP 1%
Corporate Officer — Vice President of Sales and Marketing:
     Steve D. Welling — Vice President, Sales and Marketing — IBP — 25%, EP — 1%